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                                                                  EXHIBIT 10.13

[OPTIMARK TECHNOLOGIES, INC. LOGO]     10 Exchange Place, Jersey City, NJ 07302
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BY E-MAIL AND TELEFACSIMILE


PRIVATE & CONFIDENTIAL


November 15, 1999

William F. Adiletta
66 Petty Road
Cranbury, New Jersey  08512

Re:      Separation Agreement and General Release

Dear Bill:

This letter (the "Letter Agreement") confirms the termination of your employment as Executive Vice President of OptiMark Technologies, Inc. ("OptiMark") and as President of the NASDAQ Business Division of OptiMark, effective immediately. By signing this Letter Agreement, you agree to the following terms and conditions:

        A. Subject to the provisions of this Letter Agreement, OptiMark will provide you with the following separation payments and benefits:

        1. OptiMark will pay you as severance the amount of $450,000.00, minus the deductions required by law, which represents the sum of (a) twelve (12) months of your current base salary, (b) all bonuses you received during the preceding twelve (12) month period, and (c) $25,000 (collectively, the "Severance Payment"). The Severance Payment will be paid to you according to the following schedule:

           (a) One-third of the Severance Payment will be paid to you within three (3) business days of the date that this Letter Agreement becomes effective in accordance with its terms;

           (b) One-third of the Severance Payment will be paid to you on the first business day following January 1, 2000; and

           (c) The final one-third of the Severance Payment will be paid to you in equal semi-monthly installments, by keeping you on OptiMark's payroll for a period of six (6) months, from January 1, 2000 through June 30, 2000 (the "Severance Period").

Your coverage, and the coverage of your eligible dependents, under OptiMark's group health plan will continue during the Severance Period with OptiMark and you making the same percentage of contributions as each did as of November 8, 1999. Thereafter, you may continue your coverage as part of your entitlement under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"). (See reference to COBRA in paragraph C.2, below.)


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2.    Subject to your continued compliance with the terms and
      conditions of this Letter Agreement, fifty percent (50%) of any options granted to you pursuant to OptiMark's Incentive Stock Agreement and OptiMark's Non-Qualified Stock Option Agreement which were scheduled to vest after November 1, 1999 shall be treated as vested on the date hereof as if you had remained in OptiMark's employ. In addition, you will have until November 1, 2002, to exercise all vested options, including those otherwise unvested options considered vested per the preceding sentence.

3. You will be provided with a Letter of Reference that is mutually satisfactory to you and OptiMark, which shall indicate that the termination of your employment was due to your voluntary resignation.

4. Except as provided in paragraph C.1 below, the separation payments and benefits described in this Section A represent the total amount that will be paid to you and are in lieu of any rights to other payments or benefits which you might have been eligible to receive as an employee of OptiMark. If you breach any of the terms of this Letter Agreement, OptiMark will cease making any payments or providing any benefits recited herein.

5. You will have the option of purchasing any OptiMark equipment currently in your possession at a price which is reflective of OptiMark's book value and which shall be determined in OptiMark's sole discretion.

B. IN CONSIDERATION OF OPTIMARK'S PROVIDING THOSE SEPARATION PAYMENTS AND BENEFITS DESCRIBED IN SECTION A ABOVE, TO WHICH YOU ARE NOT OTHERWISE ENTITLED, YOU VOLUNTARILY AGREE TO THE FOLLOWING:

1.    You will sign the General Release attached hereto as Exhibit 1.

2. You will tender your written resignation from all positions you hold with OptiMark or any of its affiliates, which shall include your resignation from all Boards of Directors of which you are a member and your surrender of all official titles.

3. You will return to Felice Schulaner all records and materials you have in your possession, custody or control that are the property of OptiMark no later than November 30, 1999, except for property that you have elected to purchase in accordance with Section A.6 above.

4. You will comply with all of the terms and conditions of the Employee Agreement (Version II) that you executed on or about July 16, 1997, which is incorporated herein and made a part of this Letter Agreement; provided, however, that you may hire or otherwise retain the services of any former employee of OptiMark whose employment was involuntarily terminated by OptiMark, subject to your and such former employee's continued compliance with all applicable restrictions contained in the Employee Agreement (Version II) or any similar agreement which the former employee may have signed.

5. You will not disclose the contents or substance of this Letter Agreement or the General Release to anyone except your immediate family and any tax, or legal counsel you have


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      consulted regarding the meaning or effect hereof, and you will instruct each of the foregoing not to disclose the same.

6. You will not make any disparaging remarks about OptiMark, or any of its present and former directors, officers, agents, representatives or employees, to any third parties in a business context, including current and potential clients of OptiMark. Similarly, OptiMark, in its corporate capacity, will not make disparaging remarks about you to any third parties in a business context, including current and potential clients of OptiMark.

7. You agree to make yourself reasonably available to OptiMark and its representatives in connection with the prosecution and defense of any legal proceedings involving matters of which you may have relevant knowledge. OptiMark will reimburse you for such reasonable expenses as you may incur in providing such assistance upon your submission of appropriate documentation.

8. Any dispute arising under this Letter Agreement shall be resolved through arbitration sponsored by, and in accordance with the rules of, the American Arbitration Association, with proceedings conducted by a panel of three arbitrators in Newark, New Jersey. In any such proceeding, the arbitration panel may award costs and expenses (including reasonable attorneys' fees) to the prevailing party. Notwithstanding the foregoing, OptiMark shall remain entitled to apply to a court of competent jurisdiction to obtain injunctive or other equitable relief in the event of your alleged violation of Section B.4 above, which shall be in addition to any other remedies that may be available to OptiMark.

C. This Letter Agreement does not affect your entitlement to previously accrued or vested benefits, which are summarized as follows:

1. You acknowledge that on November 11, 1999, you were paid the sum of $36,778.14, minus applicable withholdings, representing all vacation accrued but unused as of November 8, 1999.

2. Your coverage under OptiMark's group health plan will cease at the end of the Severance Period. You will be given separate information regarding your right to continue your coverage, as required by COBRA.

3. Your participation in OptiMark's 401k Plan will terminate on November 30, 1999. Your rights under these plans will be determined by law and in accordance with the terms of the plan. A statement of your benefits under the plans will be provided to you separately.

By entering into this Letter Agreement, OptiMark does not admit, and specifically denies, any liability, wrongdoing or violation of any law, statute, regulation or policy, and it is expressly understood and agreed that this Letter Agreement is being entered into solely for the purpose of amicably resolving all matters in controversy of any kind whatsoever concerning your employment and the termination of your employment. Moreover, by signing this Letter Agreement you acknowledge that you are not currently aware of any wrongdoing on the part of OptiMark.

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Because by signing this Letter Agreement and the General Release you are releasing OptiMark from all claims you might have and you are acknowledging that no other payments or benefits are due and owing to you, you should review both documents carefully before signing them. You can take up to twenty-one (21) days from your receipt of this Letter Agreement to consider its meaning and effect and to determine whether or not you wish to enter into it. During that time, you are advised to consult with an attorney.

To receive your separation payments and other benefits, you must sign and return this Letter Agreement and the General Release no later than twenty-one (21) days after receiving them. In addition, you may take up to seven (7) days after executing both documents to revoke your signature. No payments will be made until the revocation period has expired without your revocation. Any revocation is requested to be in writing and delivered to OptiMark by hand and marked "Attention: Felice Schulaner."

THE PAYMENTS AND BENEFITS DESCRIBED IN SECTION A ARE BEING OFFERED FOR THE PURPOSE OF RESOLVING ALL MATTERS IN DISPUTE BETWEEN YOU AND OPTIMARK WITHOUT LITIGATION. IF YOU CHOOSE NOT TO SIGN THIS LETTER AGREEMENT AND THE GENERAL RELEASE, YOU WILL BE PAID THE AMOUNT DUE TO YOU PURSUANT TO THE EMPLOYEE AGREEMENT (VERSION II) IN EXCHANGE FOR YOUR COMPLIANCE WITH THE TERMS AND CONDITIONS THEREOF, BUT NO OTHER PAYMENTS OR BENEFITS WILL BE MADE OR PROVIDED TO YOU. THE REMAINING PAYMENTS AND BENEFITS OFFERED TO YOU, HAVING BEEN OFFERED ON THE CONDITIONS STATED, MAY NOT BE ENTERED INTO EVIDENCE OR OTHERWISE USED AGAINST OPTIMARK IN ANY LITIGATION.

This Letter Agreement and the General Release contain the entire agreement between the parties concerning the subject matter hereof and supersede all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, express or implied, between the parties with respect hereto. No representations, inducements, promises or agreements not embodied herein shall be of any force or effect. This Letter Agreement and the General Release will be construed in accordance with and governed by the State and Federal laws applicable in New Jersey. Neither document may be changed or altered, except in writing signed by OptiMark and you. If any clause of this Letter Agreement or the General Release is determined to be unenforceable, it is agreed that this will not affect the enforceability of any other clause or the remainder of either document.

If you have any questions about your separation benefits, please contact Felice Schulaner at 201-536-7111.

Very truly yours,



/s/  Phillip Riese
Chief Executive Officer


Agreed to and Accepted By:



/s/  William F. Adiletta

Date:  November 15, 1999


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                                 GENERAL RELEASE
                                       BY
                               WILLIAM F. ADILETTA

         I, WILLIAM F. ADILETTA, in consideration of and subject to the terms and conditions set out in the letter ("Letter Agreement") to which this General Release is attached, and other good and valuable consideration, do hereby release and forever discharge OPTIMARK TECHNOLOGIES, INC. ("OptiMark") and all of its offices, branches, parents, subsidiaries and affiliates and its present and former directors, officers, agents, representatives, employees, successors and assigns, from any and all actions, causes of action, covenants, contracts, claims and demands whatsoever, which I ever had, now have or which my heirs, executors, administrators and assigns, or any of them hereafter can, shall or may have by reason of my employment with or severance of my employment from OptiMark on or about the 8th day of November, 1999.

         By signing this General Release, I am providing a complete waiver of all rights and claims that may have arisen, whether known or unknown, up until the time this General Release is signed. This includes, but is not limited to, claims based on Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967 (including the Older Workers Benefit Protection Act), the Americans with Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the New Jersey Law Against Discrimination, the New Jersey Labor Laws or any common law, public policy, contract (whether oral or written, express or implied) or tort law, and any other local, state or federal law, regulation or ordinance having any bearing whatsoever on the terms and conditions of my employment and the cessation thereof. However, I am not releasing any claims I may have that OptiMark breached the Letter Agreement to which this General Release is attached.

         In addition to waiving my right to file any charge or complaint on my own behalf, I am waiving my right to participate in any charge or complaint which may be made by any other person or organization on my behalf before any federal, state or local court or administrative agency against OptiMark, except as such waiver is prohibited by law and except to the extent that such participation is ordered by subpoena or by a court of competent jurisdiction. Should any charge be filed, I agree that I will not accept any relief or recovery therefrom.

         I hereby represent that neither I nor anyone acting on my behalf has filed or will file any action, complaint, charge, grievance or arbitration or commenced any proceeding, administrative or judicial, against OptiMark or any of its past or present offices, branches, parents, subsidiaries and affiliates or its past or present directors, officers, agents, representatives, employees, successors or assigns.

         I have been given twenty-one (21) days to review the Letter Agreement and this General Release and to consult with legal counsel, and I am signing this General Release knowingly, voluntarily and with full understanding of its terms and effects, and I voluntarily accept the amounts provided for in the Letter Agreement for the purpose of making full and final settlement of all claims referred to above. I also understand that this General Release will not become effective if I revoke my signature within seven (7) days of execution.

         The Letter Agreement and this General Release will be governed by and construed in accordance with the State and Federal laws applicable in the State of New Jersey. If any provision in the Letter Agreement or this General Release is held invalid or unenforceable for any reason, the


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remaining provisions shall be construed as if the invalid or unenforceable provision had not been included.

In witness hereof, I have executed this General Release this 15th day of November, 1999.


/s/  William F. Adiletta


State of New York      )
                       ) ss.:
County of New York     )


On this 15th day of November, 1999, before me, a Notary Public of the State of New York, personally appeared William F. Adiletta to me known and known to me to be the person described and who executed the foregoing Letter Agreement and General Release and did then and there acknowledge to me that he voluntarily executed the same.



/s/  Muriel B. Finkelstein
Notary Public, State of New York
No. 31-4735274
Qualified in New York County
Commission Expires April 30, 2001